Exhibit 4.2

KODIAK GAS SERVICES, LLC
and
EACH OF THE GUARANTORS PARTY HERETO

SUPPLEMENTAL INDENTURE
Dated as of September 22, 2025

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION
Trustee

6.500% Senior Notes due 2033
6.750% Senior Notes due 2035

THIS SUPPLEMENTAL INDENTURE dated as of September 22, 2025 (this “Supplemental Indenture”) is among Kodiak Gas Services, LLC, a Delaware limited liability company (the “Issuer”), Kodiak Gas Services, Inc., a Delaware corporation (“Parent”), the other Guarantors (as defined) and U.S. Bank Trust Company, National Association, as Trustee.
WHEREAS, the Issuer, the Parent, the other Guarantors and the Trustee have executed and delivered an Indenture, dated as of September 5, 2025 (as amended, supplemented or otherwise modified prior to the date hereof, the “Indenture”), providing for the issuance of 6.500% Senior Notes due 2033 (the “2033 Notes”) and 6.750% Senior Notes due 2035 (the “2035 Notes” and, together with the 2033 Notes, the “Initial Notes”), with each of the 2023 Notes and 2035 Notes constituting a separate series of Notes under the Indenture;
WHEREAS, on September 5, 2025 (the “Issue Date”), the Issuer issued under the Indenture (i) $600,000,000 aggregate principal amount of Initial Notes constituting 2033 Notes and (ii) $600,000,000 aggregate principal amount of Initial Notes constituting 2035 Notes;
WHEREAS, each of the Guarantors has provided an unconditional Guarantee on the terms and conditions set forth in the Indenture including, but not limited to, Article X thereof;
WHEREAS, the Issuer, the Parent, the other Guarantors desire to authorize and provide for the issuance by the Issuer of an additional (i) $170,000,000 aggregate principal amount of 2033 Notes (the “Additional 2033 Notes”) and (ii) $30,000,000 aggregate principal amount of 2035 Notes (the “Additional 2035 Notes” and collectively with the Additional 2033 Notes, the “Additional Notes”, and together with the Initial Notes, the “Notes”) as Additional Notes under the Indenture;
WHEREAS, Section 2.02 and Section 9.01(7) of the Indenture provide for the issuance of Additional Notes and the execution and delivery of this Supplemental Indenture to evidence the creation of the Additional Notes without the consent of any Holder;
WHEREAS, the Additional 2033 Notes and Additional 2035 Notes shall constitute “Additional Notes” and “Notes” pursuant to the Indenture; and
WHEREAS, pursuant to Section 9.06 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, in order to establish the terms of the Additional Notes, the Issuer, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of Additional Notes as follows:
(1)Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
(2)Reference to and Effect on Indenture. Upon the date hereof, each reference in the Indenture to “the Indenture,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to the Indenture as supplemented by this Supplemental Indenture, unless the context requires otherwise. This Supplemental Indenture shall form a part of the Indenture for all purposes.

(3)Additional Notes. The Additional Notes are hereby created and authorized for issuance under the Indenture, and the Additional 2033 Notes shall form a single class with the outstanding 2033 Notes under the Indenture, and the Additional 2035 Notes shall form a single class with the outstanding 2035 Notes under the Indenture. The Additional Notes shall constitute Additional Notes and be governed under the Indenture and executed and delivered in the manner contemplated therein, and each Guarantor reaffirms its Guarantee set forth in Article X of the Indenture with regard to such Additional Notes. The Additional Notes will be issued on September 22, 2025 (the “Additional Notes Issue Date”) pursuant to an Authentication Order in accordance with Section 2.02 of the Indenture, but interest shall accrue on the Additional Notes from and including the Issue Date, and the first Interest Payment Date for each of the Additional 2033 Notes and the Additional 2035 Notes shall be April 1, 2026. The Additional Notes offered in reliance on Regulation S will be initially issued bearing a temporary CUSIP number and ISIN that differ from the CUSIP number and ISIN of the Initial Notes offered in reliance on Regulation S and shall not be consolidated, and become fully fungible, with the Initial Notes issued in reliance on Regulation S until after the expiration of the 40-day period following the Additional Notes Issue Date. Each of the Additional Notes shall be Restricted Global Notes pursuant to the Indenture. The Additional 2033 Notes were issued at 102.000% plus accrued interest from September 5, 2025 and the Additional 2035 Notes were issued at 102.910% plus accrued interest from September 5, 2025.
(4)Form of Additional Notes. The Additional Notes shall initially be evidenced by one or more Global Notes (each, a “Global Note”).
(5)No Recourse Against Others. No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Issuer or any Guarantor or any of their direct or indirect parent companies or their subsidiaries (other than the Issuer and the Guarantors) shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees, the Indenture, this Supplemental Indenture or any other supplemental indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes and the benefits of this Supplemental Indenture waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and execution of this Supplemental Indenture.
(6)Governing Law. THE LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE, THE GLOBAL NOTES AND THE NOTE GUARANTEES.
(7)Counterparts. The parties may sign any number of copies of this Supplemental Indenture, and each party hereto may sign any number of separate copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
(8)Effect of Headings. Headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and will in no way modify or restrict any of the terms or provisions hereof.
(9)The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer and the Guarantors.

(10)Successors. All agreements of the Issuer and the Guarantors in this Supplemental Indenture shall bind their respective successors, except as otherwise provided in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.
(11)Necessary Actions. Each of the Issuer and the Guarantors hereby represents and warrants that all actions necessary to give effect to this Supplemental Indenture have been taken.
(12)Effectiveness of Supplemental Indenture. This Supplemental Indenture shall become effective immediately upon its execution and delivery by the Issuer, the Guarantors and the Trustee.
[Signatures on following pages]

SIGNATURES

Dated as of September 22, 2025
ISSUER:

KODIAK GAS SERVICES, LLC

By: /s/ John Griggs
Name: John Griggs
Title: Executive Vice President and Chief Financial Officer

GUARANTORS:

KODIAK GAS SERVICES, INC.

By: /s/ John Griggs
Name: John Griggs
Title: Executive Vice President and Chief Financial Officer

CSI COMPRESSCO SUB INC.
SPARTAN ENERGY SERVICES LLC

By: /s/ John Griggs
Name: John Griggs
Title: Executive Vice President and Chief Financial Officer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

By: /s/ Michael K. Herberger
Michael K. Herberger
Vice President